Exhibit (m)(1)(e)
SCHEDULE A
(to the Class A Distribution and Service Plan — Pacific Life Funds)
Class A Shares:
PL Portfolio Optimization Conservative
PL Portfolio Optimization Moderate-Conservative
PL Portfolio Optimization Moderate
PL Portfolio Optimization Moderate-Aggressive
PL Portfolio Optimization Aggressive
PL Money Market Fund
PL Income Fund
PL Floating Rate Income Fund
Effective: November 1, 2011